Pricing Supplement No. 1444

to the Prospectus dated September 19, 2011,

the Prospectus Supplement dated September 19, 2011,

the General Terms Supplement dated March 22, 2012 and

the Product Supplement No. 1065 dated September 19, 2011

Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-176914

The Goldman Sachs Group, Inc.

Medium-Term Notes, Series D

$6,069,000

Leveraged Buffered Basket-Linked Notes due 2013

(Linked to a Weighted Basket Consisting of the Hang Seng China Enterprises Index, Hang Seng Index, Korea Composite Stock Price Index 200, MSCI Singapore Free Index and MSCI Taiwan Index, Each Converted Into U.S. Dollars)

General

The notes do not bear interest. The amount that you will be paid on your notes on the stated maturity date (May 21, 2013, subject to adjustment) is based on the U.S. dollar value of the performance of a weighted basket (which we refer to as the basket) comprised of the Hang Seng China Enterprises Index, the Hang Seng Index, the Korea Composite Stock Price Index 200 (the “KOSPI 200 Index”), the MSCI Singapore Free Index and the MSCI Taiwan Index (which we refer to as the basket indices or underliers), each converted into U.S. dollars, as measured from the trade date (May 4, 2012) to each of the averaging dates (May 10, 2013, May 13, 2013, May 14, 2013, May 15, 2013 and May 16, 2013, subject to adjustment). The determination date is the last averaging date, May 16, 2013, subject to adjustment. The return on your notes is not linked to the performance of the basket on a one-to-one basis and is subject to a cap on the upside appreciation. You could lose your entire investment in the notes if the basket level decreases to zero.

The return of each basket index will reflect the increase or decrease in the U.S. dollar value of such basket index from the trade date to each averaging date. The underlier return will be calculated by converting the value of each basket index from the currency in which it is denominated into U.S. dollars on the trade date and on each averaging date. The return on your notes will reflect the cumulative changes in the closing levels of the indexes in the basket and in the change in the exchange rate between the U.S. dollar and the underlying currencies with respect to each basket index. As a result, if the value of the U.S. dollar appreciates against some or all of the underlying currencies, you may not receive a positive return on your notes, even if the closing levels of all basket indices have increased from the trade date.

On the stated maturity date, for each $1,000 face amount of your notes we will pay you an amount in cash equal to the cash settlement amount. We will determine the cash settlement amount by first calculating the percentage increase or decrease in the basket, which we refer to as the basket return.

The basket return will be determined as follows: First, we will subtract the initial basket level of 100 from the final basket level (which will be the arithmetic average of the basket closing levels on each of the averaging dates, subject to adjustment). Then, we will divide the result by the initial basket level, and express the resulting fraction as a percentage. The basket closing level on any trading day will equal the weighted average of the adjusted closing levels of each basket index on such trading day. The adjusted closing level of each basket index on any trading day will equal the closing level of such basket index on such trading day multiplied by the exchange rate of such basket index on such trading day.

The cash settlement amount for each $1,000 face amount of your notes will then be calculated as follows:

•            if the basket return is positive (the final basket level is greater than the initial basket level), an amount in cash equal to the sum of (i) $1,000 plus (ii) the product of 2 multiplied by the basket return, multiplied by $1,000, subject to a cap on the basket return (the cap level is 106.90% of the initial basket level);

•            if the basket return is zero or negative but not below –10% (the final basket level is equal to or less than the initial basket level but is greater than or equal to 90% of the initial basket level), $1,000; or

•            if the basket return is negative and is below –10% (the final basket level is less than 90% of the initial basket level), an amount in cash equal to the sum of (i) $1,000 plus (ii) the product of approximately 1.1111 multiplied by the sum of the basket return and the buffer amount (10%), multiplied by $1,000.

You could lose your entire investment in the notes if the final basket level is zero. A percentage decrease of more than 10% between the initial basket level and the final basket level on the determination date will reduce the payment you will receive, if any, on the stated maturity date below the face amount of your notes, potentially to zero. In such a case, the rate of decrease in the amount payable on your notes will exceed the rate of decrease in the level of the basket. Moreover, the maximum payment that you could receive on the stated maturity date with respect to a $1,000 face amount note is limited to the maximum settlement amount of $1,138.00. In addition, the notes do not pay interest, and no other payments on your notes will be made prior to the stated maturity date. Moreover, even if the closing levels of the basket indices appreciate over the life of your notes, you may lose a significant amount of your investment if any of the currencies in which the basket indices are denominated decline versus the U.S. dollar.

Because we have provided only a brief summary of the terms of your notes above, you should read the detailed description of the terms of the offered notes found in “Summary Information” on page PS-2 in this pricing supplement and the general terms of the underlier-linked notes found in “General Terms of the Underlier-Linked Notes” on page S-34 of the accompanying product supplement no. 1065 and the description of the underlier and additional terms of the notes in the accompanying general terms supplement.

Assuming no changes in market conditions, our creditworthiness or other relevant factors, the value of your notes on the trade date (as determined by reference to pricing models used by Goldman, Sachs & Co. and taking into account our credit spreads) is, and the price you may receive for your notes may be, significantly less than the original issue price. The value or quoted price of your notes at any time will reflect many factors and cannot be predicted; however, the price at which Goldman, Sachs & Co. would initially buy or sell notes (if Goldman, Sachs & Co. makes a market, which it is not obligated to do) and the value that Goldman, Sachs & Co. will initially use for account statements and otherwise will significantly exceed the value of your notes using such pricing models. The amount of the excess will decline on a straight line basis over the period from the date hereof through November 5, 2012.  Your investment in the notes involves certain risks, including, among other things, our credit risk.  We encourage you to read “Additional Risk Factors Specific to the Underlier-Linked Notes” on page S-30 of the accompanying product supplement no. 1065, “Additional Risk Factors Specific to the Notes” on page S-1 of the accompanying general terms supplement and “Additional Risk Factors Specific to Your Notes” on page PS-9 of this pricing supplement so that you may better understand the risks of your investment.

Original issue date:	May 9, 2012	Original issue price:	100.00% of the face amount*
Underwriting discount:	1.10% of the face amount	Net proceeds to the issuer:	98.90% of the face amount

*Accounts of certain national banks, acting as purchase agents for such accounts, have agreed with the purchase agents to pay a purchase price of 99.00% of the face amount, and as a result of such agreements, the agents with respect to sales to be made to such accounts will not receive any portion of the underwriting discount from Goldman, Sachs & Co.

The issue price, underwriting discount and net proceeds listed above relate to the notes we sell initially. We may decide to sell additional notes after the date of this pricing supplement at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this pricing supplement, the accompanying product supplement, the accompanying general terms supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman Sachs may use this pricing supplement in the initial sale of the notes. In addition, Goldman, Sachs & Co., or any other affiliate of Goldman Sachs may use this pricing supplement in a market-making transaction in a note after its initial sale. Unless Goldman Sachs or its agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

Goldman, Sachs & Co.	JPMorgan Placement Agent

Pricing Supplement dated May 4, 2012.

The marks and names — Hang Seng China Enterprises Index and — Hang Seng Index are proprietary to Hang Seng Data Services Limited, which has licensed their compilation and publication to Hang Seng Indexes Company Limited. These service marks are expected to be licensed for use for certain purposes by us. The notes have not been passed on by Hang Seng Data Services Limited or Hang Seng Indexes Company Limited and neither of them makes any warranties or bears any liability with respect to the notes.

“KOSPI” and “KOSPI 200” are trademarks/service marks of the Korea Stock Exchange and have been licensed for use by The Goldman Sachs Group, Inc.

The MSCI indices are the exclusive property of MSCI Inc. (“MSCI”). MSCI and the names “MSCI Singapore Free Index and MSCI Taiwan Index are service mark(s) of MSCI or its affiliates and have been licensed for use for certain purposes by The Goldman Sachs Group, Inc. and its affiliates. The notes, based on such index, have not been passed on by MSCI as to their legality or suitability, and are not issued, sponsored, endorsed, sold or promoted by MSCI, and MSCI bears no liability with respect to any such notes. No purchaser, seller or holder of the notes, or any other person or entity, should use or refer to any MSCI trade name, trademark or service mark to sponsor, endorse, market or promote the notes without first contacting MSCI to determine whether MSCI’s permission is required. Under no circumstances may any person or entity claim any affiliation with MSCI without the prior written permission of MSCI. The prospectus contains a more detailed description of the limited relationship MSCI has with The Goldman Sachs Group, Inc. and any related securities.

Summary Information

We refer to the notes we are offering by this pricing supplement as the “notes”. Each of the notes, including your notes, has the terms described below. Please note that in this pricing supplement, references to “The Goldman Sachs Group, Inc.”, “we”, “our” and “us” mean only The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated September 19, 2011, as supplemented by the accompanying prospectus supplement, dated September 19, 2011, of The Goldman Sachs Group, Inc. relating to the Medium-Term Notes, Series D program of The Goldman Sachs Group, Inc., references to the “accompanying general terms supplement” mean the accompanying general terms supplement, dated March 22, 2012, of The Goldman Sachs Group, Inc. and references to the “accompanying product supplement no. 1065” mean the accompanying product supplement no. 1065, dated September 19, 2011, of The Goldman Sachs Group, Inc. This section is meant as a summary and should be read in conjunction with the section entitled “General Terms of the Underlier-Linked Notes” on page S–34 of the accompanying product supplement no. 1065 and “Supplemental Terms of the Notes” on page S-12 of the accompanying general terms supplement.

Key Terms

Issuer:	The Goldman Sachs Group, Inc.
Basket:
	Basket Underliers	Bloomberg Ticker	Basket Underlier Weighting	Underlying Currency	Initial Underlier Level (Local Currency)	Initial Underlier Level (USD Equivalent)*	Weighting Multiplier*
	Hang Seng China Enterprises Index	HSCEI	21.00%	Hong Kong dollar (HKD)	10,882.18	1402.035637	0.014978221270
	KOSPI 200 Index	KOSPI2	25.00%	South Korean won (KRW)	264.40	0.233682	106.982993983276
	MSCI Taiwan Index	TAMSCI	20.00%	Taiwan dollar (TWD)	275.33	9.407042	2.126066833761
	Hang Seng Index	HSI	25.00%	Hong Kong dollar (HKD)	21,086.00	2716.672894	0.009202432893
	MSCI Singapore Free Index	SIMSCI	9.00%	Singapore dollar (SGD)	343.88	276.542018	0.032544783122

Specified currency:	U.S. dollars (“$”) (“USD”)

Terms to be specified in accordance with the accompanying product supplement no. 1065:	• type of notes: notes linked to a basket of underliers

•   exchange rates: yes, as described below

•   buffer level: yes, as described below

•   cap level: yes, as described below

•   averaging dates: yes, as described below

•   interest: not applicable

•   redemption right or price dependent redemption right: not applicable

Face amount:

each note will have a face amount of $1,000; $6,069,000 in the aggregate for all the offered notes; the aggregate face amount of the offered notes may be increased if the issuer, at its sole option, decides to sell an additional amount of the offered notes on a date subsequent to the date of this pricing supplement

Denominations:	$10,000 and integral multiples of $1,000 in excess thereof

Payment amount:	on the stated maturity date we will pay you, for each $1,000 face amount of your notes, an amount in cash equal to the cash settlement amount

Cash settlement amount:

•   if the final basket level is greater than or equal to the cap level, the maximum settlement amount;

•   if the final basket level is greater than the initial basket level but less than the cap level, the sum of (1) the $1,000 face amount plus (2) the product of (i) the $1,000 face amount times (ii) the upside participation rate times (iii) the basket return;

•   if the final basket level is equal to or less than the initial basket level but greater than or equal to the buffer level, the $1,000 face amount; and

•   if the final basket level is less than the buffer level, the sum of (1) the $1,000 face amount plus (2) the product of (i) the $1,000 face amount times (ii) the buffer rate times (iii) the sum of the basket return plus the buffer amount

Initial underlier level:	with respect to each basket underlier, the adjusted closing level of such basket underlier on the trade date, as set forth in the table above

Initial basket level:	100

Final basket level:

the arithmetic average of the basket closing levels on each of the averaging dates, except in the limited circumstances described under “Supplemental Terms of the Notes — Consequences of a Market Disruption Event or a Non-Trading Day” on page S-17 of the accompanying general terms supplement and subject to adjustment as provided under “Supplemental Terms of the Notes — Discontinuance or Modification of an Underlier” on page S-21 of the accompanying general terms supplement

Basket closing level:

for any given trading day, the sum of the products, as calculated for each basket underlier, of the adjusted closing level for each basket underlier on such trading day multiplied by the weighting multiplier for each such basket underlier

Basket return:	the quotient of (1) the final basket level minus the initial basket level divided by (2) the initial basket level, expressed as a percentage

Closing level:	as described under “Supplemental Terms of the Notes — Special Calculation Provisions — Closing Level” on page S-26 of the accompanying general terms supplement

Adjusted closing level:

for each basket underlier on any given trading day, the product of the closing level for such basket underlier on such trading day multiplied by the exchange rate for such basket underlier on such trading day

Weighting multiplier:

0.014978221270, with respect to the Hang Seng China Enterprises Index;

106.982993983276, with respect to the KOSPI 200 Index;

2.126066833761, with respect to the MSCI Taiwan Index;

0.009202432893, with respect to the Hang Seng Index and

0.032544783122, with respect to the MSCI Singapore Free Index; which equals the quotient of (i) the product of the initial basket level times the weighting percentage for such basket underlier divided by (ii) the product of the initial underlier level (local currency) for such basket underlier times the initial exchange rate for such basket underlier, subject to adjustment as described under “Supplemental Terms of the Notes — Discontinuance or Modification of an Underlier” on page S-21 of the accompanying general terms supplement

Initial exchange rate:	Underlying Currency**	Initial Exchange Rate
	Hong Kong dollar (USD/HKD)	1/7.7617
	South Korean won (USD/KRW)	1/1131.45
	Taiwan dollar (USD/TWD)	1/29.2685
	Singapore dollar (USD/SGD)	1/1.2435
Upside participation rate:	200%

Exchange rate:

for each underlying currency and as of the relevant date of determination, the official mid-WM Reuters fixing at 4 pm London Time, expressed as the number of U.S. dollars per one unit of such underlying currency, except in the limited circumstances described under “Supplemental Terms of the Notes — Consequences of a Market Disruption Event or a Non-Trading Day” on page S-17 of the accompanying general terms supplement

Basket underlier weighting:

as set forth in the table above, subject to adjustment as described under “Supplemental Terms of the Notes — Discontinuance or Modification of an Underlier” on page S-21 of the accompanying general terms supplement

Cap level:	106.90% of the initial basket level

Maximum settlement amount:	$1,138.00

Buffer level:	90% of the initial basket level

Buffer rate:	the quotient of the initial basket level divided by the buffer level, which equals approximately 111.11%

Buffer amount:	10%

Trade date:	May 4, 2012

Original issue date (settlement date):	May 9, 2012

Stated maturity date:	May 21, 2013, subject to adjustment as described under “Supplemental Terms of the Notes — Stated Maturity Date” on page S-12 of the accompanying general terms supplement

Averaging dates:

May 10, 2013, May 13, 2013, May 14, 2013, May 15, 2013 and May 16, 2013, subject to adjustment as described under “Supplemental Terms of the Notes — Averaging Dates” on page S-14 of the accompanying general terms supplement

Determination date:	the last averaging date, May 16, 2013, subject to adjustment as described under “Supplemental Terms of the Notes — Averaging Dates” on page S-14 of the accompanying general terms supplement

No interest:	the offered notes do not bear interest

No listing:	the offered notes will not be listed on any securities exchange or interdealer quotation system

No redemption:	the offered notes will not be subject to redemption right or price dependent redemption right

Calculation agent:	Goldman, Sachs & Co.

Business day:	as described under “Supplemental Terms of the Notes — Special Calculation Provisions — Business Day” on page S-25 of the general terms prospectus supplement

Trading day:	as described under “Supplemental Terms of the Notes — Special Calculation Provisions — Trading Day” on page S-25 of the accompanying general terms supplement

CUSIP no.:	38143U3N9

ISIN:	US38143U3N94

Use of proceeds and hedging:	as described under “Use of Proceeds and Hedging” on page S-39 of the accompanying product supplement no. 1065

Supplemental discussion of U.S. federal income tax consequences:

You will be obligated pursuant to the terms of the notes — in the absence of a change in law, an administrative determination or a judicial ruling to the contrary — to characterize each note as a pre-paid derivative contract in respect of the basket of underliers, as described under “Supplemental Discussion of Federal Income Tax Consequences” on page PS-29 of this pricing supplement

ERISA:	as described under “Employee Retirement Income Security Act” on page S-47 of the accompanying product supplement no. 1065

FDIC:	the notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

* The USD equivalent of each initial underlier level and the weighting multiplier for each basket underlier have been rounded.

** The convention for the underlying currencies is generally quoted as Underlying Currency per U.S. dollar. For calculation consistency purposes, the Initial Exchange Rate for each underlying currency will be converted to U.S. dollars per Underlying Currency and will be rounded. The calculation is 1 divided by the observed level of the respective HKD/USD, KRW/USD, TWD/USD and SGD/USD exchange rates on the relevant date.

Additional Terms Specific to Your Notes

You should read this pricing supplement together with the prospectus dated September 19, 2011, the prospectus supplement dated September 19, 2011, the general terms supplement dated March 22, 2012 and the product supplement no. 1065 dated September 19, 2011. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•          Prospectus dated September 19, 2011:

http://sec.gov/Archives/edgar/data/886982/000119312511251384/d226127ds3asr.htm

•          Prospectus supplement dated September 19, 2011:

http://sec.gov/Archives/edgar/data/886982/000119312511251448/d233005d424b2.htm

•          General terms supplement dated March 22, 2012:

http://www.sec.gov/Archives/edgar/data/886982/000119312512127663/d320742d424b2.htm

•          Product supplement no. 1065 dated September 19, 2011:

http://sec.gov/Archives/edgar/data/886982/000119312511251482/d232789d424b2.htm

Hypothetical Examples

The following examples are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that the various hypothetical final basket levels and exchange rates on the determination date could have on the payment amount at maturity assuming all other variables remain constant.

The examples below are based on a range of final basket levels and exchange rates that are entirely hypothetical; no one can predict what the basket level will be on any day throughout the life of your notes, and no one can predict what the basket closing level will be on any averaging date or what the final basket level will be on the determination date. The basket underliers and specified exchange rates have been highly volatile in the past — meaning that the levels of the basket underliers and specified exchange rates have changed considerably in relatively short periods — and their performance cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date and held to the stated maturity date. If you sell your notes in a secondary market prior to the stated maturity date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the examples below such as interest rates, the volatility of the basket underliers and specified exchange rates and our creditworthiness.

In addition, assuming no changes in market conditions or our creditworthiness and other relevant factors, the value of your notes on the trade date (as determined by reference to pricing models used by Goldman, Sachs & Co. and taking into account our credit spreads) is, and the price you may receive for your notes may be, significantly less than the issue price. For more information on the value of your notes in the secondary market, see “Additional Risk Factors Specific to the Equity Index-Linked Notes — Assuming No Changes in Market Conditions or any Other Relevant Factors, the Market Value of Your Notes on the Date of Any Applicable Pricing Supplement (as Determined By Reference to Pricing Models Used by Goldman, Sachs & Co.) Will, and the Price You May Receive for Your Notes May, Be Significantly Less Than the Issue Price” on page S-30 of the accompanying product supplement no. 1065 and “Additional Risk Factors Specific to Your Notes” on page PS-9 of this pricing supplement.

The information in the table also reflects the key terms and assumptions in the box below.

Key Terms and Assumptions
Face amount	$1,000
Upside participation rate	200%
Cap level	106.90% of the initial basket level
Maximum settlement amount	$1,138.00
Buffer level	90% of the initial basket level
Buffer rate	approximately 111.11%
Buffer amount	10%
Basket underlier weightings	Hang Seng China Enterprises Index (21%); KOSPI 200 Index (25%); MSCI Taiwan Index (20%); Hang Seng Index (25%); MSCI Singapore Free Index (9%)
Initial underlier levels	Hang Seng China Enterprises Index (1402.035637); KOSPI 200 Index (0.233682); MSCI Taiwan Index (9.407042); Hang Seng Index (2716.672894); MSCI Singapore Free Index (276.542018)
• Neither a market disruption event nor a non-trading day occurs on the originally scheduled averaging dates
• No change in or affecting any of the underlier stocks or the method by which the basket underlier sponsors calculate the basket underliers
• Notes purchased on original issue date and held to the stated maturity date

The actual performance of the basket over the life of your notes, as well as the amount payable at maturity, if any, may bear little relation to the hypothetical examples shown below or to the historical basket underlier levels shown elsewhere in this pricing supplement. For information about the historical levels of the basket underliers during recent periods, see “The Basket and the Basket Underliers — Historical High, Low and Closing Levels of the Basket Underliers” below. Before investing in the offered notes, you should consult publicly available information to determine the levels of the basket underliers between the date of this pricing supplement and the date of your purchase of the offered notes.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the underlier stocks.

The levels in the left column of the table below represent hypothetical final basket levels and are expressed as percentages of the initial basket level. The amounts in the right column represent the hypothetical payment amounts, based on the corresponding hypothetical final basket level (expressed as a percentage of the initial basket level), and are expressed as percentages of the face amount of a note (rounded to the nearest one-hundredth of a percent). Thus, a hypothetical payment amount of 100.00% means that the cash payment that we would deliver for each $1,000 of the outstanding face amount of the offered notes on the stated maturity date would equal 100.00% of the face amount of a note, based on the corresponding hypothetical final basket level (expressed as a percentage of the initial basket level) and the assumptions noted above.

Hypothetical Final Basket Level (as % of Initial Basket Level)	Payment Amount (as % of Face Amount)
150.00%	113.80%
145.00%	113.80%
125.00%	113.80%
106.90%	113.80%
105.00%	110.00%
103.00%	106.00%
100.00%	100.00%
97.00%	100.00%
95.00%	100.00%
90.00%	100.00%
85.00%	94.44%
75.00%	83.33%
50.00%	55.56%
25.00%	27.78%
0.00%	0.00%

If, for example, the final basket level were determined to be 25.00% of the initial basket level, the payment amount that we would deliver on your notes at maturity would be approximately 27.78% of the face amount of your notes, as shown in the table above. As a result, if you purchased your notes on the original issue date and held them to the stated maturity date, you would lose approximately 72.22% of your investment. In addition, if the final basket level were determined to be 150.00% of the initial basket level, the payment amount that we would deliver on your notes at maturity would be capped at the maximum settlement amount (expressed as a percentage of the face amount), or 113.80% of the face amount of your notes, as shown in the table above. As a result, if you purchased your notes on the original issue date and held them to the stated maturity date, you would not benefit from any increase in the final basket level over 106.90% of the initial basket level.

The following chart also shows a graphical illustration of the hypothetical payment amounts (expressed as a percentage of the face amount of your notes) that we would pay on your notes on the stated maturity date, if the final basket level (expressed as a percentage of the initial basket level) were any of the hypothetical levels shown on the horizontal axis. The chart shows that any hypothetical final basket level (expressed as a percentage of the initial basket level) of less than 90% (the section left of the 90% marker on the horizontal axis) would result in a hypothetical payment amount of less than 100.00% of the face amount of your notes (the section below the 100.00% marker on the vertical axis) and, accordingly, in a loss of principal to the holder of the notes. The chart also shows that any hypothetical final basket level (expressed as a percentage of the initial basket level) of greater than or equal to 106.90% (the section right of the 106.90% marker on the horizontal axis) would result in a capped return on your investment.

The payment amounts shown above and in the examples below are entirely hypothetical; they are based on changes in exchange rates and market prices for the underlier stocks and exchange rates that may not be achieved on the averaging dates and on assumptions that may prove to be erroneous. The actual market value of your notes on the stated maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical payment amounts shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered notes. Please read “Additional Risk Factors Specific to the Underlier-Linked Notes — The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” on page S-31 of the accompanying product supplement no. 1065.

Payments on the notes are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the notes are economically equivalent to a combination of an interest-bearing bond bought by the holder and one or more options entered into between the holder and us (with one or more implicit option premiums paid over time). The discussion in this paragraph does not modify or affect the terms of the notes or the U.S. federal income tax treatment of the notes, as described elsewhere in this pricing supplement.

We cannot predict the actual final basket level or what the market value of your notes will be on any particular trading day, nor can we predict the relationship between the basket level and the market value of your notes at any time prior to the stated maturity date. The actual amount that you will receive, if any, at maturity and the rate of return on the offered notes will depend on the actual final basket level determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your notes, if any, on the stated maturity date may be very different from the information reflected in the table and chart above.

Additional Risk Factors Specific To Your Notes

An investment in your notes is subject to the risks described below, as well as the risks described under “Considerations Relating to Indexed Securities” in the accompanying prospectus dated September 19, 2011, “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement, and “Additional Risk Factors Specific to the Underlier-Linked Notes” in the accompanying product supplement no. 1065. Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in the underlier stocks, i.e., the stocks comprising the basket underliers to which your notes are linked. You should carefully consider whether the offered notes are suited to your particular circumstances.

•                   ASSUMING NO CHANGES IN MARKET CONDITIONS OR ANY OTHER RELEVANT FACTORS, THE MARKET VALUE OF YOUR NOTES ON THE TRADE DATE (AS DETERMINED BY REFERENCE TO PRICING MODELS USED BY GOLDMAN, SACHS & CO.) IS, AND THE PRICE YOU MAY RECEIVE FOR YOUR NOTES MAY BE, SIGNIFICANTLY LESS THAN THE ISSUE PRICE

The original issue price for your notes, the price at which Goldman, Sachs & Co. would initially buy or sell notes (if Goldman, Sachs & Co. makes a market, which it is under no obligation to do) and the value that Goldman, Sachs & Co. will initially use for account statements and otherwise will significantly exceed the value of your notes using such pricing models. The amount of the excess will decline on a straight line basis over the period from the date hereof through November 5, 2012. After November 5, 2012, the price at which Goldman, Sachs & Co. would buy or sell notes (if Goldman, Sachs & Co. makes a market) will reflect the value determined by reference to the pricing models, plus our customary bid and asked spread. In addition to the factors discussed above, the value or quoted price of your notes at any time, however, will reflect many factors and cannot be predicted. If Goldman, Sachs & Co. makes a market in the notes, the price quoted by Goldman, Sachs & Co. would reflect any changes in market conditions and other relevant factors, including a deterioration in our creditworthiness or perceived creditworthiness whether measured by our credit ratings or other credit measures. These changes may adversely affect the market price of your notes, including the price you may receive for your notes in any market making transaction.

To the extent that Goldman, Sachs & Co. makes a market in the notes, it may receive income from the spreads between its bid and offer prices for the notes, if any. The quoted price (and the value of your notes that Goldman, Sachs & Co. will use for account statements or otherwise) could be higher or lower than the original issue price, and may be higher or lower than the value of your notes as determined by reference to pricing models used by Goldman, Sachs & Co.

If at any time a third party dealer quotes a price to purchase your notes or otherwise values your notes, that price may be significantly different (higher or lower) than any price quoted by Goldman, Sachs & Co. You should read “Additional Risk Factors Specific to the Underlier-Linked Notes — The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” on page S-31 of the accompanying product supplement no. 1065.

Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount.

There is no assurance that Goldman, Sachs & Co. or any other party will be willing to purchase your notes and, in this regard, Goldman, Sachs & Co. is not obligated to make a market in the notes. See “Additional Risk Factors Specific to the Equity Index-Linked Notes — Your Notes May Not Have an Active Trading Market” on page S-31 of the accompanying product supplement no. 1065.

•                   THE NOTES ARE SUBJECT TO THE CREDIT RISK OF THE ISSUER

Although the return on the notes will be based on the performance of the basket underliers, the payment of any amount due on the notes is subject to our credit risk. The notes are our unsecured obligations.  Investors are dependent on our ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness.  See “Description of the Notes We May Offer — Information About Our Medium-Term Notes, Series D Program —  How the Notes Rank Against Other Debt” on page S-4 of the accompanying prospectus supplement.

•                   YOU MAY LOSE YOUR ENTIRE INVESTMENT IN THE NOTES

You can lose all or substantially all of your investment in the notes. The cash payment on your notes, if any, on the stated maturity date will be based on the performance of the basket as measured from the initial basket level to the final basket level. If the final basket level for your notes is less than the buffer level, the amount in cash you will receive on your notes on the stated maturity date, if any, will be less than the face amount of your notes. In that case, the rate of decrease in the amount payable on your notes will exceed the rate of decrease in the basket closing level. Thus, you may lose your entire investment in the notes. Also, the market price of your notes prior to the stated maturity date may be significantly lower than the purchase price you pay for your notes. Consequently, if you sell your notes before the stated maturity date, you may receive far less than the amount of your investment in the notes.

•                   YOUR NOTES DO NOT BEAR INTEREST

You will not receive any interest payments on your notes. As a result, even if the amount payable for each of your notes on the stated maturity date exceeds the face amount of your notes, the overall return you earn on your notes may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.

•                   THE POTENTIAL FOR THE VALUE OF YOUR NOTES TO INCREASE IS LIMITED

Your ability to participate in any change in the value of the basket over the life of your notes will be limited because of the cap level, which is equal to 106.90% of the initial basket level. The maximum settlement amount will limit the amount in cash you may receive for each of your notes at maturity, no matter how much the level of the basket may rise beyond the cap level over the life of your notes. Accordingly, the amount payable for each of your notes may be significantly less than it would have been had you invested directly in the basket.

•	YOU HAVE NO SHAREHOLDER RIGHTS OR RIGHTS TO RECEIVE ANY BASKET UNDERLIER STOCK

Investing in your notes will not make you a holder of any of the basket underlier stocks. Neither you nor any other holder or owner of your notes will have any voting rights, any right to receive dividends or other distributions, any rights to make a claim against the basket underlier stocks or any other rights with respect to the basket underlier stocks. Your notes will be paid in cash and you will have no right to receive delivery of any basket underlier stocks.

•	THE LOWER PERFORMANCE OF ONE BASKET UNDERLIER MAY OFFSET AN INCREASE IN THE OTHER UNDERLIERS IN THE BASKET

The basket underliers are not equally weighted. Declines in the level of one basket underlier may offset increases in the levels of the other underliers in the basket. As a result, any return on the basket — and thus on your notes — may be reduced or eliminated, which will have the effect of reducing the amount payable in respect of your notes at maturity. In addition, because the basket underliers are not equally weighted, increases in lower weighted basket underliers may be offset by even small decreases in a more heavily weighted basket underliers.

•	THE NOTES ARE SUBJECT TO FOREIGN CURRENCY EXCHANGE RATE RISK

The closing levels of the basket underliers will be adjusted to reflect their U.S. dollar value by converting the closing level of each basket underlier from the non-U.S. dollar currency in which it is denominated to U.S. dollars. Consequently, if the value of the U.S. dollar strengthens against the non-U.S. dollar currency in which any basket underlier is denominated, you may lose a significant part of your investment in the notes, even if the value of each basket underlier increases over the life of your notes.

Foreign currency exchange rates vary over time, and may vary considerably during the life of your notes. Changes in a particular exchange rate result from the interaction of many factors directly or indirectly affecting economic and political conditions. Of particular importance are:

	•	rates of inflation;

	•	interest rate levels;

	•	the balance of payments among countries;

	•	the extent of government surpluses or deficits in the relevant foreign country and the United States; and

	•	other financial, economic, military and political factors.

All of these factors are, in turn, sensitive to the monetary, fiscal and trade policies pursued by the governments of the relevant foreign countries and the United States and other countries important to international trade and finance.

The price of the notes and payment on the stated maturity date could also be adversely affected by delays in, or refusals to grant, any required governmental approval for conversions of a local currency and remittances abroad with respect to the basket of underliers or other de facto restrictions on the repatriation of U.S. dollars.

•	INTERVENTION IN THE FOREIGN CURRENCY EXCHANGE MARKETS BY THE COUNTRIES ISSUING SUCH NON-U.S. DOLLAR CURRENCIES COULD MATERIALLY AND ADVERSELY AFFECT THE VALUE OF YOUR NOTES

Foreign currency exchange rates can be fixed by the sovereign government, allowed to float within a range of exchange rates set by the government, or left to float freely. Governments, including those issuing the basket currencies or the U.S. dollar use a variety of techniques, such as intervention by their central bank or imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies. Currency developments may occur in any of the countries issuing the currencies of the non-U.S. dollar denominated basket underliers to which your notes are linked. Often, these currency developments impact foreign currency exchange rates in ways that cannot be predicted.

Governments may also issue a new currency to replace an existing currency, fix the exchange rate or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency. Thus, a special risk in purchasing notes linked to foreign currencies is that their liquidity, trading value and payment amount could be affected by the actions of sovereign governments that could change or interfere with previously freely determined currency valuations, fluctuations in response to other market forces and the movement of currencies across borders.

The Hong Kong dollar does not float freely. The exchange rate of the Hong Kong dollar against the U.S. dollar is fixed within a narrow range by the Hong Kong Monetary Authority. For so long as the Hong Kong Monetary Authority restricts the Hong Kong dollar from floating against the U.S. dollar, the exchange rate between the Hong Kong dollar and the U.S. dollar will not fluctuate by any appreciable amount. If at any time the Hong Kong Monetary Authority permits the Hong Kong dollar to float, the exchange rate between the Hong Kong dollar and the U.S. dollar is likely to move significantly in a very short period of time, which would affect the adjusted closing amount of the basket underliers denominated in Hong Kong dollars and the basket return, and, consequently, the value of your notes.

There will be no offsetting adjustment or change made during the life of your notes in the event that any floating exchange rate should become fixed, any fixed exchange rate should be allowed to float, or that the band limiting the float of any underlying currency should be altered or removed. Nor will there be any offsetting adjustment or change in the event of any other devaluation or revaluation or imposition of exchange or other regulatory controls or taxes or in the event of other developments affecting any underlying currency, the U.S. dollar, or any other currency.

A weakening in the exchange rate of any underlying currency relative to the U.S. dollar may have a material adverse effect on the value of your notes and the return on an investment in your notes.

•                   AN INVESTMENT IN THE OFFERED NOTES IS SUBJECT TO RISKS ASSOCIATED WITH FOREIGN SECURITIES MARKETS

You should be aware that investments in securities linked to the value of foreign equity securities involve particular risks. The foreign securities markets whose stocks comprise the underlying indices may have less liquidity and may be more volatile than U.S. or other securities markets and market developments may affect foreign markets differently from U.S. or other securities markets. Direct or indirect government intervention to stabilize the foreign securities markets, as well as cross-shareholdings in foreign companies, may affect trading prices and volumes in those markets. Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. Securities prices in foreign countries are subject to political, economic, financial and social factors that apply in those geographical regions. These factors, which could negatively affect those securities markets, include the possibility of recent or future changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility and political instability and the possibility of natural disaster or adverse public health development in the region. Moreover, foreign economies may differ favorably or unfavorably from the U.S. economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

•                   WE MAY SELL AN ADDITIONAL AGGREGATE FACE AMOUNT OF THE NOTES AT A DIFFERENT ISSUE PRICE

At our sole option, we may decide to sell an additional aggregate face amount of the notes subsequent to the date of this pricing supplement. The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the issue price you paid as provided on the cover of this pricing supplement.

•                   YOUR NOTES MAY BE SUBJECT TO AN ADVERSE CHANGE IN TAX TREATMENT IN THE FUTURE

The Internal Revenue Service announced on December 7, 2007 that it is considering issuing guidance regarding the proper U.S. federal income tax treatment of an instrument such as your notes that are currently characterized as pre-paid derivative contracts, and any such guidance could adversely affect the tax treatment and the value of your notes. Among other things, the Internal Revenue Service may decide to require the holders to accrue ordinary income on a current basis and recognize ordinary income on payment at maturity, and could subject non-U.S. investors to withholding tax. Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your notes after the bill was enacted to accrue interest income over the term of such notes even though there may be no interest payments over the term of such notes. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of such notes. We describe these developments in more detail under “Supplemental Discussion of Federal Income Tax Consequences” on page PS-29 of this pricing supplement. You should consult your own tax advisor about this matter. Except to the extent otherwise provided by law, The Goldman Sachs Group, Inc. intends to continue treating the offered notes as described under “Supplemental Discussion of Federal Income Tax Consequences” on page PS-29 of this pricing supplement unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate.

The Basket and the Basket Underliers

•                   The Basket

The basket is comprised of five equity indices with the following weightings percentages within the basket: Hang Seng China Enterprises Index (21%), Korea Composite Stock Price Index 200 (25%), MSCI Taiwan Index (20%), Hang Seng Index (25%) and MSCI Singapore Free Index (9%).

•                   The Basket Underliers

Hang Seng China Enterprises Index

The China Enterprises Index is a market capitalization weighted stock market index compiled, published and managed by HSI Company Limited. The China Enterprises Index was launched on August 8, 1994 to track the performance of all H-shares of Chinese enterprises listed on the Stock Exchange of Hong Kong Ltd. (“SEHK”), which was one year after the first H-share company was listed on SEHK. H-shares are Hong Kong listed shares, traded in Hong Kong dollars, of Chinese enterprises. The China Enterprises Index had a base index of 1,000 at launch, but with the launch of the Hang Seng Composite Index Series on October 3, 2001, the China Enterprises Index was rebased with a value of 2,000 as at January 3, 2000 to align with the Hang Seng Composite Index Series. Additional information about the China Enterprises Index is available on the following website: http://www.hsi.com.hk/HSI-Net/HSI-Net. Additional information about the SEHK is available on the following website: http://www.hkex.com.hk/index.htm. We are not incorporating by reference these websites or any material they include in this pricing supplement.

The basket underlier sponsor divides the China Enterprises Index into industry sectors. Sector designations are determined by the basket underlier sponsor using criteria it has selected or developed. Basket underlier sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between indices with different basket underlier sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices.

Top Ten Constituent Stocks by Weight

as of March 30, 2012

Stock	Percentage (%)*
PetroChina	10.24
CCB	10.20
Bank of China	9.84
ICBC	9.77
China Life	6.63
Sinopec Corp	6.28
Ping An	5.28
China Shenhua	4.92
ABC	3.39
CM Bank	2.75

*                    Information on constituent stocks is available at http://www.hsi.com.hk/HSI-Net/static/revamp/contents/en/dl_centre/factsheets/FS_HSCEIe.pdf

Stock Weightings by Sector

as of March 30, 2012

Sector	Percentage (%)*
Energy	25.16
Materials	2.57
Industrial Goods	1.27
Consumer Goods	4.29
Services	1.05
Telecommunications	2.64
Utilities	1.14
Financials	55.84
Properties & Construction	4.97
Information Technology	1.07
Conglomerates	0.00

*       Information on industry weightings is available at http://www.hsi.com.hk/HSI-Net/static/revamp/contents/en/dl_centre/factsheets/FS_HSCEIe.pdf. Percentages may not sum to 100% due to rounding.

The above information supplements the description of the basket underlier found in the accompanying general terms supplement. For more details about the underlier sponsor and the license agreement between the underlier sponsor and the issuer, see “The Underliers — Hang Seng China Enterprises Index” on page S-43 of the accompanying general terms supplement.

Hang Seng Index

All information relating the Hang Seng Index (the “Hang Seng Index”) set forth in this pricing supplement reflects the policies of, and is subject to change by, Hang Seng Indexes Company Limited (“HSI Company Limited”), a wholly-owned subsidiary of Hang Seng Bank. The Hang Seng Index is a market capitalization weighted stock market index compiled, published and managed by HSI Company Limited. The Hang Seng Index was launched on November 24, 1969 to track the performance of the largest and most liquid companies listed on the SEHK. The Hang Seng Index base was backdated to July 31, 1964 and has a base value of 100.

Additional information about the Hang Seng Index is available on the following website: http://www.hsi.com.hk/HSI-Net/HSI-Net. Additional information about the SEHK is available on the following website: http://www.hkex.com.hk/index.htm. We are not incorporating by reference these websites or any material they include in this pricing supplement.

Composition and Selection Criteria

Only companies with a primary listing on the main board of the SEHK are eligible to be constituents of the Hang Seng Index. Mainland China enterprises that have an H-share listing in Hong Kong are eligible for inclusion in the Hang Seng Index when they meet any one of the following conditions: (1) the H-share company has 100% of its ordinary share capital in the form of H-shares which are listed on the SEHK; (2) the H-share company has completed the process of share reform, with the result that there is no unlisted share capital in the company; or (3) for new H-share initial public offerings, the company has no unlisted share capital. For any H-share company included in the Hang Seng Index, only the H-share portion of the share capital of the company will be used for index calculation, subject to free float adjustment. H-shares are shares of mainland China companies listed on SEHK.

To be eligible for inclusion in the Hang Seng Index, a company: (1) must be among those that constitute the top 90% of the total market capitalization of all primary shares listed on the SEHK (market capitalization is expressed as an average of the past 12 months); (2) must be among those that constitute the top 90% of the total turnover of all primary listed shares on the SEHK (turnover is aggregated and individually assessed for eight quarterly sub-periods for the past 24 months); and (3) should normally have a listing history of 24 months (minimum listing histories for newly listed large-cap stock range from 3 to 24 months based on the average market capitalization ranking at the time of review). From the candidates, final selections are based on the following: (1) the market capitalization and turnover rankings of the companies; (2) the representation of the sub-sectors within the Hang Seng Index directly reflecting that of the market; and (3) the financial performance of the companies. The 45 constituents that comprise the index are reviewed quarterly.

The basket underlier sponsor divides the Hang Seng Index into industry sectors. Sector designations are determined by the basket underlier sponsor using criteria it has selected or developed. Basket underlier sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between indices with different basket underlier sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices.

Top Ten Constituent Stocks by Weight

as of March 30, 2012

Stock	Percentage (%)*
HSBC HLDGS	15.59
CHINA MOBILE	8.29
CCB	8.14
ICBC	5.25
CNOOC	4.59
AIA	3.86
TENCENT	3.85
PETROCHINA	3.73
BANK OF CHINA	3.58
HUTCHISON	2.67

*                    Information on constituent stocks is available at http://www.hsi.com.hk/HSI-Net/static/revamp/contents/en/dl_centre/factsheets/FS_HSIe.pdf.

Stock Weightings by Sector

as of March 30, 2012

Sector	Weight (%)*
Energy	12.95
Materials	0.24
Industrial Goods	0.00
Consumer Goods	5.73
Services	1.75
Telecommunications	9.29
Utilities	5.18
Financials	46.89
Properties & Construction	8.13
Information Technology	3.85
Conglomerates	5.98

*	Information on industry weightings is available at http://www.hsi.com.hk/HSI-Net/static/revamp/contents/en/dl_centre/factsheets/FS_HSIe.pdf. Percentages may not sum to 100% due to rounding.

Calculation Methodology

The Hang Seng Index is calculated using a free-float-adjusted market weighted capitalization methodology. Your notes are linked to the “price return calculation” of the Hang Seng Index, which means that the index calculation does not take into account ordinary dividends and certain other types of distributions on the underlying stocks. Under the free-float methodology, the following shareholdings, when exceeding 5% of shareholdings in the company on an individual basis, are viewed as non-free float and are excluded for index calculation purposes:

•                   Strategic holdings: governments and affiliated entities or any other entities which hold substantial shares in a company are considered as non-free float unless otherwise proved;

•                   Directors’ holdings: shares held by directors, members of the board committee, principal officers or founding members;

•                   Cross-holdings: shares held by publicly traded companies or private firms/institutions; and

•                   Lock-up shares: shares that are subject to a publicly disclosed lock-up arrangement.

Any A-shares (shares listed in Shanghai and largely restricted to Chinese investors) with trading restrictions will be classified as non-free float, regardless of the shareholding percentage.

A free-float adjustment factor representing the proportion of shares that is free floated as a percentage of the issued shares is rounded up to the nearest whole percentage for free-float adjustment factors of less than 10% and is otherwise rounded up to the nearest multiple of 5%. Free-float adjustment factors are reviewed quarterly. For companies with more than one class of shares, free-float adjustment factors will be calculated separately for each class of shares. A cap of 15% on individual stock weightings is applied, such that no individual constituent in the index will have a weighting exceeding a predetermined cap level on the index capping date.

The Hang Seng Index is calculated and disseminated every 15 seconds on each trading day and is calculated as the product of (i) the current aggregate free-float-adjusted market capitalization of constituents divided by the previous trading day’s aggregate free-float-adjusted market capitalization of constituents, (ii) multiplied by the previous trading day’s closing index level. The current aggregate free-float-adjusted market capitalization of constituents on any trading day is the product of the current price of the constituents, the actual total number of each class of shares issued by each constituent (with respect to H-share constituents, taking into account only the H-share portion), the free-float adjustment factor (which is between zero and 1) and the cap factor (which is between zero and 1), in each case as determined on that trading day. A cap factor is calculated quarterly, such that no individual constituent in the index will have a weighting exceeding a predetermined cap level on the index capping date. The previous trading day’s aggregate free-float adjusted market capitalization of constituents is the product of the closing price of the constituents on the previous trading day, the actual total number of each class of shares issued by each constituent (with respect to H-share constituents, taking into account only the H-share portion), the free-float adjustment factor (which is between zero and 1), and the cap factor (which is between zero and 1), in each case as determined on that trading day.

Trading on the SEHK is fully electronic through an Automatic Order Matching and Execution System. Trading on the SEHK takes place each Monday to Friday (excluding public holidays). The trading day consists of a pre-opening auction session from 9:00 a.m. to 9:30 a.m., followed by a morning trading session from 9:30 a.m. to 12:00 p.m., and an afternoon trading session from 1:30 p.m. to 4:00 p.m. (Hong Kong time). After March 5, 2012, the afternoon session is expected to commence at 1:00 p.m. and terminate at 4:00 p.m. Hong Kong time is 12 hours ahead of Eastern Daylight Savings Time and 13 hours ahead of Eastern Standard Time. Settlement of trades is required within 48 hours and is conducted by electronic book-entry delivery through the Central Clearing and Settlement System. Because of the time differences between New York City and Hong Kong, on any normal trading day, using the last reported closing prices of the constituent stocks on the SEHK, the closing level of the Hang Seng Index on any such trading day generally will be calculated, published and disseminated in the United States by the opening of business in New York on the same business day.

In the event that the constituent stock prices are not available from the SEHK due to a market disruption event, the basket underlier sponsor will suspend real-time dissemination of the index level and will resume index services depending on the market activity recovery of the SEHK.

Index Rebalancing

The adjustment of the free float adjustment factor, the calculation of the cap factor, and the update of issued shares is undertaken quarterly.

The index may also be adjusted on an ad hoc basis in the event of certain corporate actions and events. A minimum notice period of two trading days will be given to index users for any ad hoc rebalance. For corporate actions, including bonus issues, rights issues, stock splits and stock consolidations, the issued shares will be updated simultaneously with the corporate action adjustment and will take effect on the ex-date. Other corporate events, including placing and issuance of new shares, will result in an adjustment to the free float factor if the number of free float issued shares changes by more than 10%. After the update, the index will be recapped if the weighting of any capped constituent fell below 5 percentage points from the cap level, or the weighting of any constituent is higher than 5 percentage points above the cap level.

In the event of ad hoc constituent changes, the index will only be recapped if the weighting of a newly included constituent is higher than the cap level. For ad hoc constituent deletion, no recapping will be undertaken.

Suspension of Stocks

A constituent stock will be removed from the Hang Seng Index if it has been suspended from trading on the SEHK for one month. Such a constituent may be retained in the Hang Seng Index only in exceptional circumstances if it is believed that the stock will resume trading in the near future. In the event of a stock suspension, the last traded price will be used for index calculation, regardless of the time of suspension.

The Stock Exchange of Hong Kong Limited

Where the SEHK considers it necessary for the protection of the investor or the maintenance of an orderly market, it may at any time suspend dealings in any securities or cancel the listing of any securities in such circumstances and subject to such conditions as it thinks fit, whether requested by the listed issuer or not. The SEHK may also do so where: (1) an issuer fails, in a manner which the SEHK considers material, to comply with the SEHK listing rules; (2) the SEHK considers there are insufficient securities in the hands of the public; (3) the SEHK considers that the listed issuer does not have a sufficient level of operations or sufficient assets to warrant the continued listing of the issuer’s securities; or (4) the SEHK considers that the issuer or its business is no longer suitable for listing. Investors should also be aware that the SEHK may suspend the trading of individual stocks in certain limited and extraordinary circumstances, including unexplained unusual movements in the price or trading volume of the securities, until certain price-sensitive information has been disclosed to the public. Trading will not be resumed until a formal announcement has been made.

An issuer may apply for suspension of its own accord. A suspension request will normally only be acceded to in the following circumstances: (1) where, for a reason acceptable to the SEHK, price-sensitive information cannot at that time be disclosed; (2) where the issuer is subject to an offer, but only where terms have been agreed in principle and require discussion with, and agreement by, one or more major shareholders (suspensions in such cases will normally only be appropriate where no previous announcement has been made); (3) to maintain an orderly market; (4) where there is an occurrence of certain levels of notifiable transactions, such as substantial changes in the nature, control or structure of the issuer, where publication of full details is necessary to permit a realistic valuation to be made of the securities concerned, or the approval of shareholders is required; (5) where the issuer is no longer suitable for listing, or becomes a “cash” company (a company whose net assets are comprised significantly of cash); (6) for issuers going into receivership or liquidation; or (7) where an issuer confirms that it will be unable to meet its obligation to disclose periodic financial information in accordance with the SEHK’s listing rules.

License Agreement

The Goldman Sachs Group, Inc. (“Goldman Sachs”) has entered into non-exclusive license agreements with Hang Seng Index Company Limited (“HSI Company Limited”) and Hang Seng Data Services Limited, whereby we and certain of our affiliates, in exchange for a fee, will be permitted to use the index in connection with the offer and sale of the notes. We are not affiliated with HSI Company Limited and Hang Seng Data Services Limited; the only relationship between HSI Company Limited and Hang Seng Data Services Limited and us is the licensing of the use of the index and related trademarks.

Neither Goldman Sachs nor any of its affiliates accepts any responsibility for the calculation, maintenance or publication of the index or any successor index.

The Hang Sang China Enterprises Index and Hang Seng Index (the “Index(es)”) is/are published and compiled by Hang Seng Indexes Company Limited pursuant to a licence from Hang Seng Data Services Limited. The mark(s) and name(s) Hang Sang China Enterprises Index and Hang Seng Index are proprietary to Hang Seng Data Services Limited. Hang Seng Indexes Company Limited and Hang Seng Data Services Limited have agreed to the use of, and reference to, the Index(es) by The Goldman Sachs Group, Inc. in connection with the notes (the “Product”),

BUT NEITHER HANG SENG INDEXES COMPANY LIMITED NOR HANG SENG DATA SERVICES LIMITED WARRANTS OR REPRESENTS OR GUARANTEES TO ANY BROKER OR HOLDER OF THE PRODUCT OR ANY OTHER PERSON (I) THE ACCURACY OR COMPLETENESS OF ANY OF THE INDEX(ES) AND ITS COMPUTATION OR ANY INFORMATION RELATED THERETO; OR (II) THE FITNESS OR SUITABILITY FOR ANY PURPOSE OF ANY OF THE INDEX(ES) OR ANY COMPONENT OR DATA COMPRISED IN IT; OR (III) THE RESULTS WHICH MAY BE OBTAINED BY ANY PERSON FROM THE USE OF ANY OF THE INDEX(ES) OR ANY COMPONENT OR DATA COMPRISED IN IT FOR ANY PURPOSE, AND NO WARRANTY OR REPRESENTATION OR GUARANTEE OF ANY KIND WHATSOEVER RELATING TO ANY OF THE INDEX(ES) IS GIVEN OR MAY BE IMPLIED. THE PROCESS AND BASIS OF COMPUTATION AND COMPILATION OF ANY OF THE INDEX(ES) AND ANY OF THE RELATED FORMULA OR FORMULAE, CONSTITUENT STOCKS AND FACTORS MAY AT ANY TIME BE CHANGED OR ALTERED BY HANG SENG INDEXES COMPANY LIMITED WITHOUT NOTICE. TO THE EXTENT PERMITTED BY APPLICABLE LAW, NO RESPONSIBILITY OR LIABILITY IS ACCEPTED BY HANG SENG INDEXES COMPANY LIMITED OR HANG SENG DATA SERVICES LIMITED (I) IN RESPECT OF THE USE OF AND/OR REFERENCE TO ANY OF THE INDEX(ES) BY [LICENSEE] IN CONNECTION WITH THE PRODUCT; OR (II) FOR ANY INACCURACIES, OMISSIONS, MISTAKES OR ERRORS OF HANG SENG INDEXES COMPANY LIMITED IN THE COMPUTATION OF ANY OF THE INDEX(ES); OR (III) FOR ANY INACCURACIES, OMISSIONS, MISTAKES, ERRORS OR INCOMPLETENESS OF ANY INFORMATION USED IN CONNECTION WITH THE COMPUTATION OF ANY OF THE INDEX(ES) WHICH IS SUPPLIED BY ANY OTHER PERSON; OR (IV) FOR ANY ECONOMIC OR OTHER LOSS WHICH MAY BE DIRECTLY OR INDIRECTLY SUSTAINED BY ANY BROKER OR HOLDER OF THE PRODUCT OR ANY OTHER PERSON DEALING WITH THE PRODUCT AS A RESULT OF ANY OF THE AFORESAID, AND NO CLAIMS, ACTIONS OR LEGAL PROCEEDINGS MAY BE BROUGHT AGAINST HANG SENG INDEXES COMPANY LIMITED AND/OR HANG SENG DATA SERVICES LIMITED IN CONNECTION WITH THE PRODUCT IN ANY MANNER WHATSOEVER BY ANY BROKER, HOLDER OR OTHER PERSON DEALING WITH THE PRODUCT. ANY BROKER, HOLDER OR OTHER PERSON DEALING WITH THE PRODUCT DOES SO THEREFORE IN FULL KNOWLEDGE OF THIS DISCLAIMER AND CAN PLACE NO RELIANCE WHATSOEVER ON HANG SENG INDEXES COMPANY LIMITED AND HANG SENG DATA SERVICES LIMITED. FOR THE AVOIDANCE OF DOUBT, THIS DISCLAIMER DOES NOT CREATE ANY CONTRACTUAL OR QUASI-CONTRACTUAL RELATIONSHIP BETWEEN ANY BROKER, HOLDER OR OTHER PERSON AND HANG SENG INDEXES COMPANY LIMITED AND/OR HANG SENG DATA SERVICES LIMITED AND MUST NOT BE CONSTRUED TO HAVE CREATED SUCH RELATIONSHIP.

KOSPI 200

All information regarding the Korea Composite Stock Price Index 200 (the “KOSPI 200”) set forth in this pricing supplement reflects the policies of, and is subject to change by, Korea Exchange (“KRX”), which was established on January 27, 2005 by the consolidation of three domestic exchanges: the Korea Stock Exchange, KOSDAQ and the Korea Futures Exchange. The KOSPI 200 is determined, composed and calculated by KRX. Additional information regarding index performance is also available from Bloomberg under the symbol “KOSPI2:IND”

The KOSPI 200 is a market capitalization-weighted index of 200 Korean stocks, covering approximately 93% of the market capitalization of the Korea Exchange-Stock Market (the “KRX-Stock Market”). The constituent stocks are selected on a basis of the market value of the individual stocks, liquidity and their relative positions in their respective industry sectors.

Composition and Selection Criteria of the KOSPI 200

All common stocks listed on the KRX-Stock Market whose market capitalization is at least 1% of the total market capitalization of the KRX will be included in the selection process, except for the stocks which fall into one of the following categories:

•                            stocks initially listed or relisted after May 1 of the year preceding the year of a regular realignment review date (as described below), subject to certain exceptions;

•                            stocks issued by securities investment companies;

•                            stocks designated as administrative issues as of the regular realignment review date;

•                            stocks issued during a liquidation sale; and

•                            stocks otherwise deemed unsuitable to be constituents of the index.

However, if the average aggregate market value during a 30-trading day period from initial listing of any newly issued stock exceeds 1% of the total market capitalization of the KRX-Stock Market, and the stock’s total traded value during the same period ranks within the top 85% in the corresponding industry sector, the stock will be included in the KOSPI 200 selection process even if one year has not elapsed since listing.

The stocks in the KOSPI 200 universe are first classified into the following eight industry sectors and the stocks in each industry sector are ranked according to market capitalization in descending order, from largest to smallest: fisheries; mining; manufacturing; construction; electricity and gas; services; post and communication; and finance.

The constituents from the non-manufacturing industry sectors are selected first as constituent stocks of the KOSPI 200 in descending order of average monthly market capitalization until the accumulated market capitalization of the selected stocks reaches 70% of the total market capitalization of the KOSPI 200 index. However, stocks whose annual trading volume is below 85% of the stocks within the non-manufacturing industry sectors are excluded and a stock that is next in market capitalization ranking, but which satisfies the trading volume criteria, is chosen instead. After making selections from the non-manufacturing industry sectors, the remaining constituent stocks needed to arrive at a total of 200 constituent stocks are selected from the manufacturing industry sector in descending order of market capitalization, while excluding stocks whose ranking of trading volume in descending order is below 85% of all stocks within the manufacturing industry sector.

Notwithstanding the foregoing rules, a stock whose market capitalization is within the top 50 in terms of market capitalization may be included in the KOSPI 200 following a review by the KOSPI Maintenance Committee of, among other things, the influence that the industry sector in which such stock is classified has on the KOSPI 200 and the liquidity of the relevant stock.

The constituents of the KOSPI 200 are realigned on regular realignment review dates, which occur annually in June. The regular realignment date is the trading day following the last trading day for June contracts in the futures and options markets. The method for regular realignment is similar to the method used for selecting constituent stocks but includes some additional rules to maintain the consistency of the index. In order to be newly selected for the KOSPI 200, a stock must have a market capitalization that ranks in the top 90%, by number of constituents ranked in market capitalization order (sometimes called a buffer rule), of the constituents of such stock’s industry sector during the year under review in addition to satisfying the selection criteria used for constituent stocks. If an existing constituent stock ceases to satisfy the selection criteria for constituent stocks, the stock will still remain a constituent stock as long as its industry sector market capitalization does not exceed 110% of the number of the constituents for that industry sector during the year under review. Moreover, even though market capitalization of a stock ranks within the top 90%, the constituents are not realigned if no other stock exceeds 110%, by number of constituents ranked in market capitalization order, and will be removed.

In addition to regular alignment, special realignment is possible between regular realignment dates in response to delisting, designation of an existing constituent of the KOSPI 200 as an administrative issue, certain corporate actions (e.g., mergers) and in certain other instances. Examples of when a stock may be designated as an administrative issue include, but are not limited to, a company’s failure to submit its annual report or audit report, capital impairment, reductions in market capitalization and insufficient trading volume. The KRX has the discretionary authority to designate a stock as an administrative issue for any reason. When this occurs, stocks will be selected in ranking order from a replacement list by industry sector chosen beforehand during regular realignment. In the event that the replacement list does not include any stocks for a specific industry sector, a stock is replenished from the manufacturing industry sector.

In cases where there is an initial listing of a stock which is deemed to have high liquidity and is sufficiently significant, as determined by the KRX, in terms of its impact on the KOSPI 200, a constituent stock is merged with a non-constituent stock, or consolidation occurs among constituent stocks, KRX may select the stock of that firm or acquired firm as a constituent of the KOSPI 200 even before the regular realignment date. Such stocks are included in the index on the trading day following the last trading day of the most recent month for both futures and options contracts, which is 30 trading days after the listing date of such stocks. At the same time, the stock with the smallest market capitalization on the most recent regular realignment date, regardless of industry sector, is removed and becomes first in line as a replacement stock for that industry sector.

KRX does not publish sector weightings of its stocks. Therefore, although the index is constructed using the eight industry sectors described above, it is not possible to determine the relative weight of those sectors within the index. Bloomberg Financial Services does, however, publish eight sector indexes for the following sector groups (published by Bloomberg Financial Services under the following ticker symbols): Construction & Machinery (KSP2CM), Consumer Discretionary (KSP2CD), Consumer Staples (KSP2CM), Energy & Chemicals (KSP2EC), Finance (KSP2FI), IT (KSP2IT), Shipbuilding & Transportation (KSP2ST) and Steel & Materials (KSP2SM). These eight sector indexes published by Bloomberg Financial Services are different from the industry sectors KRX uses to construct the KOSPI 200 Index. The following tables display the top constituent stocks by weight and the eight Bloomberg Financial Services sectors by weight of the basket underlier. We obtained the information in the tables below from the basket underlier website and Bloomberg Financial Services, without independent verification.

KOSPI 200 Index

Top Ten Constituent Index Stocks by Weight

as of April 30, 2012**

Stock	Percentage (%)*
SAMSUNG ELECTRONICS CO LTD	22.97
HYUNDAI MOTOR CO	6.20
POSCO	4.16
KIA MOTORS CORP.	3.29
HYUNDAI MOBIS	3.13
SHINHAN FINANCIAL GROUP LTD	2.52
SK HYNIX INC.	2.33
KB FINANCIAL GROUP INC.	2.11
HYUNDAI HEAVY INDUSTRIES CO. LTD.	2.09
LG CHEM LTD.	1.97

*                    Information obtained from KRX website.

**                A full list of constituent stocks can be found at http://eng.krx.co.kr under “Index — Guide to Index — KOSPI Series — KOSPI 200 — Constituents”.

Each of the 200 stocks in the KOSPI 200 are assigned to one of the sector indexes specified below. In addition, KRX publishes to its data subscribers a weighted list of the constituents of the KOSPI 200 on a daily basis. Using information about the sector indexes to which each of the KOSPI 200 stocks has been assigned and the weighted daily constituent list of the KOSPI 200, each without independent verification, we have calculated the relative weight of the sectors represented by the published Bloomberg Financial Services sector indexes in the KOSPI 200 Index as follows:

KOSPI 200 Index

Index Stock Weightings by Bloomberg Financial Services Sector

as of April 30, 2012

Sector	Percentage (%)*
Construction & Machinery	4.31%
Consumer Discretionary	18.92%
Consumer Staples	8.93%
Energy & Chemicals	9.68%
Finance	12.56%
IT	33.60%
Shipbuilding & Transportation	5.78%
Steel & Materials	6.22%

*	Information obtained from Bloomberg Financial Services. Percentages may not sum to 100% due to rounding.

†

Sector designations are determined by the Bloomberg Financial Services using criteria it has selected or developed. Index sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between indices with different index sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices. In addition, these sectors do not represent the eight industry groups used by KRX to construct the KOSPI 200.

Calculation Methodology

The KOSPI 200 is computed by multiplying (1) the quotient of (a) the market capitalization as of the calculation time divided by (b) the market capitalization as of the base date, by (2) 100. The base date of the KOSPI 200 is January 3, 1990 with a base index of 100. Market capitalization for each constituent is obtained by multiplying the number of free float common shares of a constituent stock by the price of the common shares.

The calculation of the KOSPI 200 is based on a fully implemented free float methodology. Under the free float methodology, the following shareholdings are excluded from calculation:

•                            shares owned by the government when the holding is greater than or equal to 5% of total shares;

•                            shares owned by the largest shareholders and affiliated persons;

•                            shares owned by employees (i.e., through the employees’ stock ownership plan);

•                            treasury stocks; and

•                            shares construed as non-free float by KRX in its discretion.

If any component security’s price is unavailable at the time the index is calculated, KRX generally will use the last reported price for such component security for the purpose of performing the calculation. The KOSPI 200 is updated on the KRX website every 2 seconds and is available in the statistical KRX publication “KRX Review” on a daily, monthly and yearly basis.

Additional information on the KOSPI 200 is available on the following website: http://eng.krx.co.kr. We are not incorporating by reference this website or any material it includes in this pricing supplement.

License Agreement

We have entered into a non-exclusive license agreement with KRX whereby we, in exchange for a fee, are permitted to use the KOSPI 200 in connection with certain securities, including the notes. We are not affiliated with KRX; the only relationship between KRX and us is any licensing of the use of KRX’s indices and trademarks relating to them.

“KOSPI” and “KOSPI 200” are trademarks/servicemarks of KRX and have been licensed for use by The Goldman Sachs Group, Inc.

The notes are not sponsored, endorsed, sold or promoted by KRX. KRX makes no representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the KOSPI Indexes to track general stock market performance. KRX’s only relationship to

The Goldman Sachs Group, Inc. is the licensing of certain trademarks and trade names or KRX and of the KOSPI Indexes which is determined, composed and calculated by KRX without regard to The Goldman Sachs Group, Inc. or the notes. KRX has no obligation to take the needs of The Goldman Sachs Group, Inc. or the owners of the notes into consideration in determining, composing or calculating the KOSPI Indexes. KRX is not responsible for and has not participated in the determination of the prices and amount of the notes or the timing of the issuance or sale of the notes or in the determination or calculation of the equation by which the notes are to be converted into cash. KRX has no obligation or liability in connection with the administration, marketing or trading of the notes.

KRX DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE KRX INDEXES OR ANY DATA INCLUDED THEREIN AND KRX SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. KRX DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE KRX INDEXES OR ANY DATA INCLUDED THEREIN TO LICENSEE, PURCHASERS OF THE FINANCIAL PRODUCTS LINKED TO KRX INDEXES, OR ANY OTHER PERSON OR ENTITY THAT USES THE KRX INDEXES OR ANY DATA INCLUDED THEREIN. KRX MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE KRX INDEXES OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL KRX HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

MSCI Indices

The MSCI Taiwan Index and MSCI Singapore Free Index (which we refer to collectively as the “MSCI Indices”), are stock indices calculated, published and disseminated daily by MSCI Inc., which we refer to as “MSCI”, through numerous data vendors, on the MSCI website and in real time on Bloomberg Financial Markets and Reuters Limited.

The MSCI Taiwan Index and the MSCI Singapore Free Index are free float adjusted market capitalization indices, and are part of the MSCI Global Investable Market Indices, the methodology of which is described in the accompanying general terms supplement. The indices are considered “standard” indices, which means they consist of all eligible large capitalization and mid-capitalization stocks, as determined by MSCI, in the relevant market. Additional information about the MSCI Global Investable Market Indices is available on the following website: http://www.mscibarra. com/products/indices/international_equity_indices/gimi.html. Daily closing price information for the MSCI Indices is available on the following website: http://www.mscibarra.com/products/indices/international_equity_indices/performance.html. We are not incorporating by reference the website or any material it includes in this pricing supplement.

MSCI Singapore Free Index.

The MSCI Singapore Free Index is a developed market index that is designed to measure the market performance of equity securities in Singapore. The constituent stocks of the MSCI Singapore Free Index are selected from an eligible universe of equity securities listed on the Singapore Stock Exchange that includes companies listed on the Singapore Exchange and SESDAQ market segments. Eligible classes of securities include ordinary shares and business trusts. The end-of-day price return local currency value for the MSCI Singapore Free Index is reported by Bloomberg under the ticker symbol “MSDLSG.” The tables below sets forth the top ten constituents, by free-float market capitalization, and the sector weightings of each industry sector, in the MSCI Singapore Free Index.

MSCI Singapore Free Index Top Ten Constituent Stocks by Weight

as of April 30, 2012*

Stock	Percentage (%)*
SINGAPORE TELECOM	10.68
DBS GROUP HOLDINGS	10.57
UNITED OVERSEAS BANK	10.41
OCBC BANK	9.93
KEPPEL CORP	6.77
GENTING SINGAPORE PLC	4.53
WILMAR INTERNATIONAL	4.02
CAPITALAND	3.24
FRASER AND NEAVE	2.78
SINGAPORE PRESS HLDG	2.61

*                    A complete list of constituents is available at http://www.msci.com/eqb/licensing/derive/sg_const.html.

MSCI Singapore Free Stock Weightings by Industry Sector

as of April 30, 2012

Sector	Percentage (%)**
Financials	46.48
Industrials	25.15
Telecommunication Services	11.51
Consumer Discretionary	9.30
Consumer Staples	7.55

*

Sector designations are determined by the index sponsor using criteria it has selected or developed. Index sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between indices with different index sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices.

**	May not sum to 100% due to rounding.

MSCI Taiwan Index.

The MSCI Taiwan Index is an emerging market index that is designed to measure the market performance of equity securities in Taiwan. The constituent stocks of the MSCI Taiwan Index are selected from an eligible universe of stocks listed on the Taiwan Stock Exchange and the GreTai Securities Market. Eligible classes of securities include common shares and preferred shares that exhibit characteristics of equity securities. The end-of day price return local currency value for the MSCI Taiwan Index is reported by Bloomberg under the ticker symbol “MSELTTW.” The tables below sets forth the top ten constituents, by free-float market capitalization, and the sector weightings of each industry sector, in the MSCI Taiwan Index.

MSCI Taiwan Index Top Ten Constituent Stocks by Weight

as of April 30, 2012*

Stock	Percentage (%)*
TAIWAN SEMICONDUCTOR MFG	18.79
HON HAI PRECISION IND CO	7.38
CHUNGHWA TELECOM CO	3.05
FORMOSA PLASTIC CORP	2.90
CHINA STEEL CORP	2.88
HTC CORP	2.85
NAN YA PLASTIC	2.49
MEDIATEK INC	2.30
FORMOSA CHEMICAL FIBERS	2.12
CATHAY FINANCIAL HLDS	1.83

*                    A complete list of constituents is available at http://www.msci.com/eqb/licensing/derive/tw_const.html.

MSCI Taiwan Index Stock Weightings by Industry Sector

as of April 30, 2012

Sector	Percentage (%)**
Information Technology	55.83
Financials	14.42
Materials	13.90
Telecommunication Services	5.33
Consumer Discretionary	3.86
Industrials	3.24
Consumer Staples	2.50
Energy	0.91

*

Sector designations are determined by the index sponsor using criteria it has selected or developed. Index sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between indices with different index sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices.

**	May not sum to 100% due to rounding.

The above information supplements the description of the basket underliers found in the accompanying general terms supplement. For more details about the underlier sponsor and the license agreement between the underlier sponsor and the issuer, see “The Underliers — MSCI Indices” on page S-35 of the accompanying general terms supplement.

With respect to the sector and industry designations contained herein, such designations are determined by the index sponsor using criteria it has selected or developed. Index sponsors may use very different standards for determining industry or sector designations. In addition, many companies operate in a number of industries or sectors, but are listed in only one industry or sector and the basis on which that industry or sector is selected may also differ. As a result, industry and sector comparisons between indices with different index sponsors may reflect differences in methodology as well as actual differences in the industry and sector composition of the indices.

•                  HISTORICAL HIGH, LOW AND CLOSING LEVELS OF THE BASKET UNDERLIERS

The closing levels of the respective basket underliers have fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the closing levels of the basket underliers during any period shown below is not an indication that the basket underliers are more or less likely to increase or decrease at any time during the life of your notes.

•	YOU SHOULD NOT TAKE THE HISTORICAL LEVELS OF THE BASKET UNDERLIERS AS AN INDICATION OF THEIR FUTURE PERFORMANCE

We cannot give you any assurance that the future performance of the basket underliers or the underlier stocks will result in your receiving an amount greater than the outstanding face amount of your notes on the stated maturity date. During the period from January 2, 2007 through May 4, 2012, there were 1,132 12-month periods, the first of which began on January 2, 2007 and the last of which ended on May 4, 2012. In 387 of such 1,132 12-month periods, the final basket level on the final date of such period has been less than 90% of the initial basket level on the initial date of such period. Therefore, during approximately 34.19% of such 12-month periods, if you had owned the notes with terms similar to these notes, you may have received less than the face amount of such notes at maturity. (We calculated these figures using fixed 12-month periods and did not take into account holidays or non-business days.)

Neither we nor any of our affiliates make any representation to you as to the performance of the basket underliers. The actual performance of the basket underliers over the life of the offered notes, as well as the amount payable at maturity may bear little relation to the historical levels shown below. The tables below show the high, low and final closing levels of each of the basket underliers for each of the four calendar quarters in 2009, 2010 and 2011 and the first two calendar quarters of 2012 (through May 4, 2012). We obtained the closing levels listed in the table below from Bloomberg Financial Services, without independent verification.

Quarterly High, Low and Closing Levels of the Hang Seng China Enterprises Index

	High	Low	Close
2009
Quarter ended March 31	8,676.75	6,582.23	8,070.13
Quarter ended June 30	11,088.77	8,077.68	10,962.61
Quarter ended September 30	12,668.25	10,279.25	11,858.15
Quarter ended December 31	13,751.65	11,526.32	12,794.13
2010
Quarter ended March 31	13,246.21	10,989.19	12,397.59
Quarter ended June 30	13,046.72	10,729.05	11,466.24
Quarter ended September 30	12,429.28	11,184.33	12,406.10
Quarter ended December 31	14,204.13	12,309.59	12,692.43
2011
Quarter ended March 31	13,315.84	12,022.60	13,315.84
Quarter ended June 30	13,684.06	12,009.33	12,576.70
Quarter ended September 30	12,873.60	8,735.40	8,917.36
Quarter ended December 31	10,917.70	8,102.58	9,936.48
2012
Quarter ended March 31	11,826.76	9,987.33	10,640.16
Quarter ending June 30 (through May 4, 2012)	11,145.96	10,503.83	10,882.18

Quarterly High, Low and Closing Levels of the Hang Seng Index

	High	Low	Close
2009
Quarter ended March 31	15,563.31	11,344.58	13,576.02
Quarter ended June 30	18,889.68	13,519.54	18,378.73
Quarter ended September 30	21,768.51	17,254.63	20,955.25
Quarter ended December 31	22,943.98	20,375.49	21,872.50
2010
Quarter ended March 31	22,416.67	19,550.89	21,239.35
Quarter ended June 30	22,208.50	18,985.50	20,128.99
Quarter ended September 30	22,378.67	19,842.20	22,358.17
Quarter ended December 31	24,964.37	22,618.66	23,035.45
2011
Quarter ended March 31	24,419.62	22,284.43	23,527.52
Quarter ended June 30	24,396.07	21,599.51	22,398.10
Quarter ended September 30	22,770.47	17,407.80	17,592.41
Quarter ended December 31	20,019.24	16,250.27	18,434.39
2012
Quarter ended March 31	21,680.08	18,593.06	20,555.58
Quarter ending June 30 (through May 4, 2012)	21,309.08	20,140.67	21,086.00

Quarterly High, Low and Closing Levels of the KOSPI 200 Index

	High	Low	Close
2009
Quarter ended March 31	162.22	132.47	157.01
Quarter ended June 30	183.80	160.46	178.99
Quarter ended September 30	225.27	178.15	219.75
Quarter ended December 31	222.03	200.73	221.86
2010
Quarter ended March 31	226.16	203.37	221.58
Quarter ended June 30	229.64	204.83	220.85
Quarter ended September 30	242.95	217.01	242.95
Quarter ended December 31	271.19	240.11	271.19
2011
Quarter ended March 31	279.25	254.29	278.87
Quarter ended June 30	295.35	264.39	275.17
Quarter ended September 30	286.07	214.18	230.41
Quarter ended December 31	252.47	217.34	238.08
2012
Quarter ended March 31	270.71	238.02	266.58
Quarter ending June 30 (through May 4, 2012)	272.46	260.76	264.40

Quarterly High, Low and Closing Levels of the MSCI Singapore Free Index

	High	Low	Close
2009
Quarter ended March 31	234.09	174.83	205.15
Quarter ended June 30	290.85	205.74	279.58
Quarter ended September 30	323.04	271.77	321.28
Quarter ended December 31	349.01	309.14	349.01
2010
Quarter ended March 31	352.40	321.04	342.72
Quarter ended June 30	360.40	314.65	337.32
Quarter ended September 30	366.53	335.52	364.66
Quarter ended December 31	390.81	368.18	377.21
2011
Quarter ended March 31	386.60	346.09	368.45
Quarter ended June 30	378.44	346.24	360.60
Quarter ended September 30	373.38	306.19	308.23
Quarter ended December 31	333.04	291.08	301.77
2012
Quarter ended March 31	350.43	301.77	348.40
Quarter ending June 30 (through May 4, 2012)	348.16	338.27	343.88

Quarterly High, Low and Closing Levels of the MSCI Taiwan Index

	High	Low	Close
2009
Quarter ended March 31	200.70	159.21	194.03
Quarter ended June 30	255.02	197.04	234.51
Quarter ended September 30	275.52	238.84	275.19
Quarter ended December 31	295.94	265.80	295.94
2010
Quarter ended March 31	302.07	262.34	282.58
Quarter ended June 30	291.97	250.91	259.09
Quarter ended September 30	291.63	255.81	291.42
Quarter ended December 31	319.19	283.06	319.19
2011
Quarter ended March 31	328.04	293.09	308.25
Quarter ended June 30	321.89	298.34	304.13
Quarter ended September 30	310.96	243.87	256.91
Quarter ended December 31	270.34	238.11	254.27
2012
Quarter ended March 31	289.06	250.00	283.74
Quarter ending June 30 (through May 4, 2012)	281.12	268.36	275.33

•                   HISTORICAL EXCHANGE RATES

The respective exchange rates have fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in any of the exchange rates during any period shown below is not an indication that such exchange rates are more or less likely to increase or decrease at any time during the life of your notes. You should not take the historical exchange rates as an indication of future performance. We cannot give you any assurance that the future performance of the exchange rates will result in your receiving an amount greater than the outstanding face amount of your notes on the stated maturity date.

Neither we nor any of our affiliates makes any representation to you as to the performance of the exchange rates. The actual performance of the exchange rates over the life of the offered notes, as well as the amount payable at maturity may bear little relation to the historical exchange rates shown below.

The following tables set forth the published high, low and end of quarter daily exchange rates for each of the underlying currencies for each of the four calendar quarters in 2009, 2010 and 2011 and the first two calendar quarters of 2012 (through May 4, 2012). We obtained the closing levels listed in the table below from Bloomberg Financial Services, without independent verification. The exchange rates are expressed as the amount of U.S. dollars per one unit of the applicable basket currency unit. As set forth in the following tables, an increase in an exchange rate for a given day indicates a strengthening of the relevant underlying currency against the U.S. dollar, while a decrease in an exchange rate indicates a relative weakening of that underlying currency against the U.S. dollar. The historical exchange rates and historical exchange rate performance set forth below should not be taken as an indication of future performance. We cannot give you any assurance that the basket return will be positive or that the payment amount at maturity will be greater than the face amount of your notes.

Historical Quarterly High, Low and Closing Levels of HKD* (HKD/USD)

	High	Low	Last
2009
Quarter ended March 31	7.7601	7.7500	7.7504
Quarter ending June 30	7.7536	7.7500	7.7502
Quarter ended September 30	7.7517	7.7500	7.7500
Quarter ended December 31	7.7580	7.7500	7.7543
2010
Quarter ended March 31	7.7766	7.7543	7.7643
Quarter ended June 30	7.8047	7.7559	7.7885
Quarter ended September 30	7.7955	7.7568	7.7592
Quarter ended December 31	7.7829	7.7505	7.7731
2011
Quarter ended March 31	7.8029	7.7689	7.7788
Quarter ended June 30	7.8022	7.7654	7.7948
Quarter ended September 30	7.8086	7.7805	7.7856
Quarter ended December 31	7.7966	7.7634	7.7674
2012
Quarter ended March 31	7.7687	7.7534	7.7661
Quarter ending June 30 (through May 4, 2012)	7.7657	7.7578	7.7615

*expressed as the number of Hong Kong dollar per one U.S. dollar

Historical Quarterly High, Low and Closing Levels of KRW* (KRW/USD)

	High	Low	Last
2009
Quarter ended March 31	1,570.65	1,259.55	1,383.10
Quarter ending June 30	1,379.75	1,233.20	1,273.80
Quarter ended September 30	1,316.50	1,178.05	1,178.05
Quarter ended December 31	1,195.90	1,152.93	1,164.00
2010
Quarter ended March 31	1,171.88	1,119.95	1,131.30
Quarter ended June 30	1,252.28	1,103.80	1,221.80
Quarter ended September 30	1,228.75	1,140.20	1,140.20
Quarter ended December 31	1,159.63	1,107.33	1,126.00
2011
Quarter ended March 31	1,135.13	1,096.93	1,096.93
Quarter ended June 30	1,101.45	1,065.23	1,085.90
Quarter ended September 30	1,192.85	1,049.97	1,178.10
Quarter ended December 31	1,196.90	1,104.88	1,152.45
2012
Quarter ended March 31	1,163.65	1,115.61	1,133.10
Quarter ending June 30 (through May 4, 2012)	1,144.50	1,121.85	1,131.50

*expressed as the number of South Korean won per one U.S. dollar

Historical Quarterly High, Low and Closing Levels of TWD* (TWD/USD)

	High	Low	Last
2009
Quarter ended March 31	35.168	32.818	33.912
Quarter ending June 30	33.877	32.239	32.810
Quarter ended September 30	33.186	32.148	32.148
Quarter ended December 31	32.573	31.985	31.985
2010
Quarter ended March 31	32.152	31.704	31.758
Quarter ended June 30	32.437	31.296	32.133
Quarter ended September 30	32.250	31.237	31.242
Quarter ended December 31	31.092	29.125	29.299
2011
Quarter ended March 31	29.796	28.810	29.405
Quarter ended June 30	29.265	28.508	28.724
Quarter ended September 30	30.591	28.708	30.485
Quarter ended December 31	30.682	29.858	30.279
2012
Quarter ended March 31	30.312	29.388	29.505
Quarter ending June 30 (through May 4, 2012)	29.546	29.141	29.235

*expressed as the number of Taiwan dollar per one U.S. dollar

Historical Quarterly High, Low and Closing Levels of SGD* (SGD/USD)

	High	Low	Last
2009
Quarter ended March 31	1.5549	1.4349	1.5229
Quarter ending June 30	1.5189	1.4367	1.4474
Quarter ended September 30	1.4640	1.4097	1.4097
Quarter ended December 31	1.4161	1.3795	1.4049
2010
Quarter ended March 31	1.4241	1.3875	1.3990
Quarter ended June 30	1.4179	1.3671	1.3994
Quarter ended September 30	1.3940	1.3164	1.3164
Quarter ended December 31	1.3202	1.2822	1.2834
2011
Quarter ended March 31	1.2977	1.2605	1.2605
Quarter ended June 30	1.2606	1.2232	1.2285
Quarter ended September 30	1.3073	1.2008	1.3073
Quarter ended December 31	1.3195	1.2408	1.2966
2012
Quarter ended March 31	1.2971	1.2418	1.2577
Quarter ending June 30 (through May 4, 2012)	1.2625	1.2358	1.2410

*expressed as the number of Singapore dollar per one U.S. dollar

•                  HISTORICAL BASKET LEVELS

The following chart is based on the basket level for the period from January 1, 2007 through May 4, 2012 assuming that the basket level is 100 on January 1, 2007. The basket level can increase or decrease due to changes in the levels of the basket underliers and the exchange rates.

Supplemental Discussion of Federal Income Tax Consequences

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus supplement no. 1065.

The following section is the opinion of Sidley Austin LLP, counsel to The Goldman Sachs Group, Inc. In addition, it is the opinion of Sidley Austin LLP that the characterization of the notes for U.S. federal income tax purposes that will be required under the terms of the notes, as discussed below, is a reasonable interpretation of current law.

United States Holders

This section applies to you only if you are a United States holder that holds your notes as a capital asset for tax purposes. You are a United States holder if you are a beneficial owner of each of your notes and you are:

•                   a citizen or resident of the United States;

•                   a domestic corporation;

•                   an estate whose income is subject to U.S. federal income tax regardless of its source; or

•                   a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•                   a dealer in securities or currencies;

•                   a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

•                   a bank;

•                   a life insurance company;

•                   a tax exempt organization;

•                   a regulated investment company;

•                   a common trust fund;

•                   a person that owns a note as a hedge or that is hedged against interest rate or currency risks;

•                   a person that owns a note as part of a straddle or conversion transaction for tax purposes; or

•                   a United States holder whose functional currency for tax purposes is not the U.S. dollar.

Although this section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect, no statutory, judicial or administrative authority directly addresses how your notes should be treated for U.S. federal income tax purposes, and as a result, the U.S. federal income tax consequences of your investment in your notes are uncertain. Moreover, these laws are subject to change, possibly on a retroactive basis.

You should consult your own tax advisor concerning the U.S. federal income tax and any other applicable tax consequences of your investments in the notes, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Tax Treatment. You will be obligated pursuant to the terms of the notes – in the absence of a change in law, an administrative determination or a judicial ruling to the contrary – to characterize each note for all tax purposes as a pre-paid derivative contract in respect of the basket of underliers. Except as otherwise noted below, the discussion herein assumes that the notes will be so treated.

Upon the sale, exchange or maturity of your notes, you should recognize capital gain or loss equal to the difference, if any, between the amount of cash you receive at such time and your tax basis in your notes. Your tax basis in the notes will generally be equal to the amount that you paid for the note. If you hold your notes for more than one year, the gain or loss generally will be long-term capital gain or loss. If you hold your notes for one year or less, the gain or loss generally will be short-term capital gain or loss.

We will not attempt to ascertain whether any component of the underliers in the basket would be treated as a “passive foreign investment company” (“PFIC”), within the meaning of Section 1297 of the Internal Revenue Code. If a component of any underlier in the basket were so treated, certain adverse U.S. federal income tax consequences could possibly apply to a U.S. holder. You should refer to publicly filed information with respect to each component and consult your tax advisor regarding the possible consequences to you, if any, if the issuer of a particular component of a basket underlier is or becomes a PFIC.

No statutory, judicial or administrative authority directly discusses how your notes should be treated for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of your investment in the notes are uncertain and alternative characterizations are possible. Accordingly, we urge you to consult your tax advisor in determining the tax consequences of an investment in your notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Alternative Treatments. There is no judicial or administrative authority discussing how your notes should be treated for U.S. federal income tax purposes. Therefore, the Internal Revenue Service might assert that treatment other than that described above is more appropriate. For example, the Internal Revenue Service could treat your notes as a single debt instrument subject to special rules governing contingent payment obligations. Under those rules, the amount of interest you are required to take into account for each accrual period would be determined by constructing a projected payment schedule for the notes and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the comparable yield – i.e., the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to your notes and then determining a payment schedule as of the issue date that would produce the comparable yield. These rules may have the effect of requiring you to include interest in income in respect of your notes prior to your receipt of cash attributable to that income.

If the rules governing contingent payment obligations apply, any income you recognize upon the sale, exchange or maturity of your notes would be ordinary interest income. Any loss you recognize at that time would be ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your notes, and thereafter, as a capital loss.

If the rules governing contingent payment obligations apply, special rules would apply to a person who purchases notes at a price other than the adjusted issue price as determined for tax purposes.

In addition, because the performance of the basket underliers takes into account the return of the currencies in which each component of the basket underlier is denominated, it is possible that the Internal Revenue Service could assert that your notes should be subject to Section 988 of the Internal Revenue Code. If Section 988 were to apply to your notes, it is possible that all or a portion of any gain or loss that you recognize upon the sale, exchange or maturity of your notes could be treated as ordinary gain or loss. If any gain or loss that you recognize with respect to the notes is treated as ordinary gain or loss because of the application of Section 988, you may be able to make an election to treat such gain or loss as capital gain or loss. This election generally must be made on the first day that you acquire your notes. You should consult your own tax advisor as to the availability and effect of such election.

It is also possible that your notes could be treated in the manner described above, except that any gain or loss that you recognize at maturity would be treated as ordinary gain or loss. You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your notes for U.S. federal income tax purposes.

It is possible that the Internal Revenue Service could seek to characterize your notes in a manner that results in tax consequences to you different from those described above and you should consult your own tax advisor with respect to the tax treatment of the notes.

Possible Change in Law

On December 7, 2007, the Internal Revenue Service released a notice stating that the Internal Revenue Service and the Treasury Department are actively considering issuing guidance regarding the proper U.S. federal income tax treatment of an instrument such as your notes, including whether the holder of an instrument such as your notes should be required to accrue ordinary income on a current basis and whether gain or loss should be ordinary or capital. It is not possible to determine what guidance they will ultimately issue, if any. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise provided by law, The Goldman Sachs Group, Inc. intends to continue treating the notes for U.S. federal income tax purposes in accordance with the treatment set forth in this section unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate. You are urged to consult your tax advisor as to the possibility that any legislative or administrative action may adversely affect the tax treatment and the value of your notes.

Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your notes after the bill was enacted to accrue interest income over the term of such notes even though there may be no interest payments over the term of such notes. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of such notes.

It is impossible to predict what any such legislation or administrative or regulatory guidance might provide, and whether the effective date of any legislation or guidance will affect notes that were issued before the date that such legislation or guidance is issued. You are urged to consult your tax advisor as to the possibility that any legislative or administrative action may adversely affect the tax treatment of your notes.

Backup Withholding and Information Reporting

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting — United States Holders” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on your notes.

United States Alien Holders

This section applies to you only if you are a United States alien holder. You are a United States alien holder if you are the beneficial owner of notes and are, for U.S. federal income tax purposes:

•                  a nonresident alien individual;

•                  a foreign corporation; or

•                  an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from notes.

You will be subject to generally applicable information reporting and backup withholding requirements as discussed in the accompanying prospectus under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting — United States Alien Holders” with respect to payments on your notes at maturity and, notwithstanding that we do not intend to treat the notes as debt for tax purposes, we intend to backup withhold on such payments with respect to your notes unless you comply with the requirements necessary to avoid backup withholding on debt instruments (in which case you will not be subject to such backup withholding) as set forth under “United States Taxation – Taxation of Debt Securities – United States Alien Holders” in the accompanying prospectus.

As discussed above, alternative characterizations of the notes for U.S. federal income tax purposes are possible. Should an alternative characterization of the notes, by reason of a change or clarification of the law, by regulation or otherwise, cause payments at maturity with respect to the notes to become subject to withholding tax, we will withhold tax at the applicable statutory rate and we will not make payments of any additional amounts. Prospective United States alien holders of the notes should consult their own tax advisors in this regard.

Furthermore, on December 7, 2007, the Internal Revenue Service released Notice 2008-2 soliciting comments from the public on various issues, including whether instruments such as your notes should be subject to withholding. It is therefore possible that rules will be issued in the future, possibly with retroactive effect, that would cause payments on your notes at maturity to be subject to withholding, even if you comply with certification requirements as to your foreign status.

Supplemental Plan of Distribution

The Goldman Sachs Group, Inc. has agreed to sell to Goldman, Sachs & Co., and Goldman, Sachs & Co. has agreed to purchase from The Goldman Sachs Group, Inc., the aggregate face amount of the offered notes specified on the front cover page of this pricing supplement. Goldman, Sachs & Co. proposes initially to offer the notes to the public at the original issue price set forth on the front cover page of this pricing supplement, and to certain securities dealers at such price less a concession not in excess of 1.00% of the face amount. Accounts of certain national banks, acting as purchase agents for such accounts, have agreed with the purchase agents to pay a purchase price of 99.00% of the face amount, and as a result of such agreements the agents with respect to sales to be made to such accounts will not receive any portion of the underwriting discount set forth on the front cover page of this pricing supplement from Goldman, Sachs & Co.

The Goldman Sachs Group, Inc. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $15,000. For more information about the plan of distribution and possible market-making activities, see “Supplemental Plan of Distribution” on page S-48 of the accompanying product supplement no. 1065. We will deliver the notes against payment therefore in New York, New York on May 9, 2012, which is the third scheduled business day following the date of this pricing supplement and of the pricing of the notes.

We have been advised by Goldman, Sachs & Co. that it intends to make a market in the notes. However, neither Goldman, Sachs & Co. nor any of our other affiliates that makes a market is obligated to do so and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for the notes.

Validity of the Notes

In the opinion of Sidley Austin LLP, as counsel to The Goldman Sachs Group, Inc., when the notes offered by this pricing supplement have been executed and issued by The Goldman Sachs Group, Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such notes will be valid and binding obligations of The Goldman Sachs Group, Inc., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the Federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated September 19, 2011, which has been filed as Exhibit 5.5 to The Goldman Sachs Group, Inc.’s registration statement on Form S-3 filed with the Securities and Exchange Commission on September 19, 2011.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this pricing supplement, the accompanying product supplement, the accompanying general terms supplement, the accompanying prospectus supplement or the accompanying prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This pricing supplement, the accompanying product supplement, the accompanying general terms supplement, the accompanying prospectus supplement and the accompanying prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this pricing supplement, the accompanying product supplement, the accompanying general terms supplement, the accompanying prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents.

Pricing Supplement

$6,069,000

The Goldman Sachs

Group, Inc.

Leveraged Buffered Basket-Linked Notes due 2013

(Linked to a Weighted Basket Consisting of the Hang Seng China Enterprises Index, Hang Seng Index, Korea Composite Stock Price Index 200, MSCI Singapore Free Index and MSCI Taiwan Index, Each Converted into U.S. Dollars)

Medium-Term Notes, Series D

Goldman, Sachs & Co.

JP Morgan

Page
Summary Information	PS-2
Additional Terms Specific to Your Notes	PS-5
Hypothetical Examples	PS-6
Additional Risk Factors Specific To Your Notes	PS-9
The Basket and the Basket Underliers	PS-12
Supplemental Discussion of Federal Income Tax Consequences	PS-29
Supplemental Plan of Distribution	PS-32
Validity of the Notes	PS-32

Product Supplement no. 1065 dated September 19, 2011
Summary Information	S-1
Hypothetical Returns on the Underlier-Linked Notes	S-10
Additional Risk Factors Specific to the Underlier-Linked Notes	S-30
General Terms of the Underlier-Linked Notes	S-34
Use of Proceeds and Hedging	S-39
Supplemental Discussion of Federal Income Tax Consequences	S-41
Employee Retirement Income Security Act	S-47
Supplemental Plan of Distribution	S-48
General Terms Supplement dated March 22, 2012
Additional Risk Factors Specific to the Notes	S-1
Supplemental Terms of the Notes	S-12
The Underliers	S-30
Licenses	S-31
S&P 500® Index	S-31
MSCI Indices	S-35
Hang Seng China Enterprises Index	S-43
Russell 2000® Index	S-47
FTSE® 100 Index	S-52
Euro STOXX 50® Index	S-56
TOPIX	S-60
The Dow Jones Industrial AverageSM	S-65
The iShares® MSCI Emerging Markets Index Fund	S-67
Prospectus Supplement dated September 19, 2011
Use of Proceeds	S-2
Description of Notes We May Offer	S-3
United States Taxation	S-25
Employee Retirement Income Security Act	S-26
Supplemental Plan of Distribution	S-27
Validity of the Notes	S-28
Prospectus dated September 19, 2011
Available Information	2
Prospectus Summary	4
Use of Proceeds	8
Description of Debt Securities We May Offer	9
Description of Warrants We May Offer	33
Description of Purchase Contracts We May Offer	48
Description of Units We May Offer	53
Description of Preferred Stock We May Offer	58
The Issuer Trusts	65
Description of Capital Securities and Related Instruments	67
Description of Capital Stock of The Goldman Sachs Group, Inc.	88
Legal Ownership and Book-Entry Issuance	92
Considerations Relating to Floating Rate Debt Securities	97
Considerations Relating to Securities Issued in Bearer Form	98
Considerations Relating to Indexed Securities	102
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	105
Considerations Relating to Capital Securities	108
United States Taxation	112
Plan of Distribution	135
Conflicts of Interest	137
Employee Retirement Income Security Act	138
Validity of the Securities	139
Experts	139
Review of Unaudited Condensed Consolidated Financial Statements by Independent Registered Public Accounting Firm	139
Cautionary Statement Pursuant to the Private Securities Litigation Reform Act of 1995	140